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                                                                  Exhibit 99.1

                        [GLOBALNETFINANCIAL.COM LOGO]

                GLOBALNETFINANCIAL ANNOUNCES MERGER AGREEMENT
                           WITH NEWMEDIA SPARK PLC


SANTA MONICA, CA and LONDON, ENGLAND (JUNE 15, 2001) GlobalNetFinancial.com, Inc., (NASDAQ: GLBN / LSE: GLFA) ("GlobalNetFinancial") today announced that it has entered into a merger agreement with GlobalNet Acquisition Inc., a wholly owned subsidiary of NewMedia SPARK plc (LSE: NMS).

Under the terms of the agreement the entire issued share capital of GlobalNet will be merged with that of GlobalNet Acquisition Inc. The consideration payable will be 1.88 NewMedia SPARK shares for each GlobalNet common share and
0.188 SPARK shares for each Class A Common share in issue, which is equivalent to $0.55 for each GlobalNet common share and 5.5 cents per share of GlobalNet Class A common stock. This represents a premium of 38% over the price of the GlobalNet common stock as at close of business on June 14, 2001. If accepted in full SPARK will issue up to 47 million new ordinary shares in order to complete this transaction.

The Merger Agreement is conditional inter alia upon the approval of a majority of the shareholders of GlobalNet and a majority of shareholders of SPARK. Houlihan, Lokey Howard & Zukin provided the GlobalNet Board of Directors with the fairness opinion on the proposed merger transaction. Milbank, Tweed, Hadley & McCloy acted for GlobalNet and Dechert and Nabarro Nathanson acted for SPARK.

GlobalNet previously announced its intention to streamline its operating business of financial websites and concentrate on maximizing the value of its underlying portfolio of investments. GlobalNet's underlying portfolio of assets are potentially of substantial value, and the Directors of GlobalNet believe that the increased balance sheet strength and resources of the combined group will enable this value to be fully realized.

The Directors of GlobalNet also believe that given the current position of GlobalNet the best option for GlobalNet is to use its remaining resources to effect an orderly wind down and disposal of the bulk of the media business. The Directors of GlobalNet have agreed to pursue this policy from the date of this announcement and believe that in conjunction with the backing of SPARK's financial and organizational resources this can be rapidly achieved.

It is anticipated that this will leave the merged entity in a position to realize the value of GlobalNet's underlying portfolio of assets by consolidating the mutual shareholdings and exploiting synergies between the investments of the enlarged group. GlobalNet's portfolio assets include, a 24% shareholding in EO plc, a 30% shareholding in Synaptic Systems Limited , 49% of Stock Academy, 15% of Global EuroNet, 30% of Insurancewide and a holding of
26.6 million ordinary shares in SPARK itself.

SPARK 's investment portfolio comprises 56 companies based in the UK, Europe, India and the U.S.A. In the year-end 31st March 2001, SPARK reported cash and shareholders equity of pounds sterling #76.5 million and #207.7 million respectively.

As at year ended 31 March 2001, SPARK had 498 million common shares outstanding.



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Subject to shareholder approval, it is expected the proposed merger transaction will be completed in August 2001.


                                    -more-

This release contains forward-looking statements, which are made pursuant to the safe-harbor provisions of the private securities litigation reform act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, some of which are out of the control of the Company. Accordingly, the company's actual results could differ materially from those discussed in this release. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, profitability, cash flows and capital needs. A more complete listing of cautionary statements and risk factors is contained in the company's report filed with the Securities and Exchange Commission. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For Further Information Contact:

GlobalNetFinancial.com, Inc. VMW Corporate & Investor The Del Mar Consulting
Tom Hodgson,                 Relations                Group, Inc.
CEO                          Sylvia Dresner,          Robert B. Prag,
011-44-(0207-851-8100)       Senior Vice President    President
Thodgson@glbn.co.uk          (212) 616-6161           (858) 794-9500
                             Info@vmwcom.com          bprag@delmarconsulting.com